As filed with the Securities and Exchange Commission on December 18, 2009
                                                                Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

                          Johnson & Johnson
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-102420
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
One Johnson & Johnson Plaza New Brunswick, New Jersey	08933
(Address of Principal Executive Offices)	(Zip Code)

Johnson & Johnson 2005 Long-Term Incentive Plan
(Full Title of the Plan)

Douglas K. Chia
Johnson & Johnson
One Johnson & Johnson Plaza
   New Brunswick, New Jersey  08933
(Name and Address of Agent For Service)

                                     (732) 524-0400
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	65,000,000 shares	$64.495	$4,192,175,000	$233,923.37

(1)  This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to terms of the 2005 Long-Term Incentive Plan providing for an increase in the amount of shares of Common Stock to be issued thereunder (without the receipt of consideration) to prevent dilution resulting from stock dividends, stock splits, recapitalizations or any other similar transaction effected by the Registrant.

(2)  Estimated in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.  The offering price per share is based on the average of the high ($64.78) and the low ($64.21) prices per share on December 17, 2009 based on composite trading data published in The Wall Street Journal.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Johnson & Johnson (the “Registrant”), to register 65,000,000 additional shares (the “Additional Shares”) of the Registrant’s Common Stock, par value $1.00 per share (the “Common Stock”) issuable under the Registrant’s 2005 Long-Term Incentive Plan.  The Additional Shares are in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 10, 2005 (Reg. No. 333-124785) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities.  Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on this 18th day of December, 2009.

Johnson & Johnson

By:	/s/ D. K. Chia
D. K. Chia
Assistant Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. M. Rosenberg and D. K. Chia, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may all fully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. C. Weldon	Chairman, Board of Directors, Chief Executive Officer, and Director (Principal Executive Officer)	December 2, 2009
W. C. Weldon
/s/ D. J. Caruso	Vice President, Finance; Chief Financial Officer (Principal Financial Officer)	December 2, 2009
D. J. Caruso

/s/ S. J. Cosgrove	Controller (Principal Accounting Officer)	December 2, 2009
S. J. Cosgrove

/s/ M. S. Coleman	Director	December 2, 2009
M. S. Coleman

/s/ J. G. Cullen	Director	December 2, 2009
J. G. Cullen

/s/ M. M. E. Johns	Director	December 2, 2009
M. M. E. Johns

/s/ A. G. Langbo	Director	December 2, 2009
A. G. Langbo

/s/ S. L. Lindquist	Director	December 2, 2009
S. L. Lindquist

/s/ A. M. Mulcahy	Director	December 2, 2009
A. M. Mulcahy

/s/ L. F. Mullin	Director	December 2, 2009
L. F. Mullin

/s/ W. D. Perez	Director	December 2, 2009
W. D. Perez

/s/ C. Prince	Director	December 2, 2009
C. Prince

/s/ D. Satcher	Director	December 2, 2009
D. Satcher

INDEX TO EXHIBITS

Number	Description
4

Johnson & Johnson 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 4 of the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 10, 2005 (Reg. No. 333- 124785)).

23	Consent of PricewaterhouseCoopers LLP (filed herewith).
24	Power of Attorney (included on the signature pages of this Registration Statement).